EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We hereby consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 of The Vincam Group, Inc. of (i) our report dated March 6, 1998 appearing on page 36 of The Vincam Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, as amended by The Vincam Group, Inc.'s Form 10-K/A No. 1, relating to the financial position of The Vincam Group, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, and (ii) our report dated February 21, 1997, except as to the pooling of interest with Amstaff, Inc., which is as of June 30, 1997, except as to the three-for-two stock split, which is as of November 21, 1997, and except as to the pooling of interest with Staffing Network, Inc., which is as of December 1, 1997, which appears on pages 3-4 of The Vincam Group, Inc.'s Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-3.

PRICEWATERHOUSECOOPERS LLP

Miami, Florida
October 28, 1998